Exhibit 3.1

AMENDMENT TO BYLAWS OF

GWG HOLDINGS, INC.

The following amendments are made to the Bylaws (the “Bylaws”) of GWG Holdings, Inc., pursuant to resolutions adopted by the corporation’s Board of Directors on November 13, 2014:

1.                  Article 7 of the Bylaws, together with all corresponding sections therein, shall be renumbered to be Article 8.

2.                  A new Article 7 shall be added to the Bylaws to read in its entirety as follows:

Article 7

Certain Litigation Matters

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 7.

7.1 Litigation Costs. In the event that (i) any current or prior Stockholder or anyone on behalf of any or all of the Stockholders of the Corporation (as applicable, a “Claiming Party”) initiates or asserts any claim or counterclaim (any “Claim”), or joins, offers substantial assistance to, or has a direct financial interest in any Claim, against the Corporation or any Stockholder (including any Claim purportedly filed on behalf of the Corporation or any Stockholder, such as a derivative claim), and (ii) the Claiming Party (or the third party that received substantial assistance from the Claiming Party or in whose Claim the Claiming Party had a direct financial interest) does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then each Claiming Party shall be obligated jointly and severally to reimburse the Corporation and any such Stockholder against whom the Claim was asserted, for all fees, costs and expenses of every kind (including but not limited to all reasonable attorneys’ fees and other litigation expenses) that are incurred by the Corporation and such Stockholder in connection with such Claim.

7.2 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for a Claim, including without limitation (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s Stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the State of Minnesota, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.

7.3 Representative Claims. Except where a private right of action at a lower threshold than that required by this bylaw is expressly authorized by applicable statute, a current or prior Stockholder or group of Stockholders (collectively, a “Claiming Stockholder”) may not initiate a claim in a court of law on behalf of (1) the Corporation or (2) any class of current or prior Stockholders against the Corporation or against any director or officer of the Corporation in his or her official capacity, unless the Claiming Stockholder, no later than the date on which the claim is asserted, delivers to the Secretary written consents by beneficial stockholders owning at least three percent (3%) of the outstanding shares of the Corporation as of (i) the date on which the claim was discovered (or should have been discovered) by the Claiming Stockholder, or (ii) if on behalf of a class consisting only of prior Stockholders, the last date on which a Stockholder must have held shares in order to be included in the class.

3.                  It is the intent of the corporation’s Board of Directors that the bylaw sections comprising new Article 8 of the Bylaws, as set forth in this Amendment to Bylaws, are independent of one another and severable. Accordingly, in the event that a term, provision or entire section of bylaws contained in this Amendment to Bylaws is determined by a court of competent jurisdiction, in a final and non-appealable judgment, to be unenforceable for any reason, then the remainder of the terms, provisions and sections of bylaws contained herein shall be unaffected thereby.

4.                  Except as otherwise expressly modified by this Amendment to Bylaws, all terms and provisions, contained in the Bylaws shall remain unmodified and in full force and effect.